ACQUISITION/DISPOSITION AGREEMENT

THIS AGREEMENT is dated for reference this 30th day of June, 2005.

BETWEEN:

PRO-TECH HOLDINGS LTD. (Pro-Tech or the Vendor) a Company incorporated pursuant to the laws of the State of Nevada, USA, being the sole shareholder of POWER GROW SYSTEMS LTD. (“Power Grow”), a company incorporated pursuant to the laws of British Columbia jointly having an office located at Box 18, 323 – 595 Howe Street, Vancouver, British Columbia, V6C 2T5;

OF THE FIRST PART

AND:

JASON BLEULER, an individual residing at 303-2135 Argyle Ave. West Vancouver, British Columbia, V7V 1A5 and NICK BRUSATORE, an individual doing Business at 5-910 Tupper Ave. Coquitlam, British Columbia, ("Purchasers”)

OF THE SECOND PART

WHEREAS:

A.
Pro-Tech and Power Grow are in the business of designing, manufacturing and marketing specialty, self contained hydroponics plant growing equipment units sold to a variety of gardening retail outlets and end users in Canada and USA and

B.	At Closing, Pro-Tech shall own a 100% interest in all the issued and outstanding shares in the common stock of Power Grow and Power Grow shall own:

a.
100% interest in all intellectual and proprietary information relating to the designing and manufacturing of six individual hydroponics plant growing equipment units known as 400F, 600F, Dual 600 and System 600;

	b.	the exclusive right to use the trade name “Power Grow” and 100% interest in the proprietary information relating to the marketing and servicing of its hydroponics equipment and

c.
100% interest in the ownership of all inventory such as tools, mechanical and electronic parts and equipment relating to the designing, manufacturing and marketing of the hydroponics units including, without limitation, all tangible and intangible assets and goodwill, (collectively, “the Assets”);

	d.	all liabilities as attached in schedule “a” to this agreement

C.	Pro-Tech wish to sell a 100% interest in all issued and outstanding shares in the Capital of Power Grow (the “Shares”) and the purchasers wish to purchase the shares upon the following terms;

       NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained, the parties hereby covenant and agree as follows:

1. PRO-TECH’S REPRESENTATIONS

Pro-Tech and Power Grow jointly and severally hereby make the following representations and warranties to purchaser, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation made by purchaser and shall survive the Closing Date:

(a)
The authorized capital of Power Grow consists of 120,000 shares divided into 10,000 (ten thousand) Class “A” voting shares, 10,000 (ten thousand) Class “B” non voting shares all without par value and 100,000 (one hundred thousand) Class “C” redeemable preferred shares with a par value of $1.00 each. A total of two (2) of the Class “A” voting shares are issued as fully paid and non-assessable and are registered in the name of, and beneficially owned of Pro-Tech. This represents the total issued and outstanding shares of Power Grow.

There are no outstanding or authorized options, dividends, warrants, agreements, subscriptions, calls, demand or rights of any character relating to the capital stock of Power Grow, whether or not issued, including, without limitation, securities convertible into or evidencing the right to purchase any securities of Power Grow;

(b)
Power Grow is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted;

(c)
Power Grow is duly licensed or qualified and in good standing in the province of British Columbia, which is the sole jurisdiction in which the nature of Power Grow’s assets or the business conducted by Power Grow makes qualification necessary;

(d)	Power Grow has no subsidiaries and owns no interest in any corporation, partnership, proprietorship or any other business entity;

(e)
Power Grow has good and marketable title to all of its assets free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability. All of Power Grow’s assets are in its possession and control;

(f)	Power Grow has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever;

(g)	Power Grow has not entered into any other agreement or granted any option to sell or otherwise transfer any of its assets;

(h)
To the knowledge of Power Grow, each contract, lease, license, commitment and agreement to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of all of the parties thereto. Power Grow is not in default and has not received or given any notice of default, and to Power Grow’s knowledge, no other party thereto is in default, under any such contract, lease, license, commitment or other agreement or under any other obligation relating to Power Grow’s assets or its business;

(i)
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Power Grow. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of Power Grow’s knowledge, no investigation by any governmental agency pertaining to Power Grow or its assets is pending or has been threatened against Power Grow which could adversely affect the financial condition or prospects of Power Grow or the conduct of the business thereof or any of Power Grow’s assets or materially adversely affect the ability of the shareholders of Power Grow to consummate the transactions contemplated by this Agreement;

(j)
To its knowledge, Power Grow has not infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement;

(k)	Power Grow has the right to use all data and information necessary to permit the conduct of its business from and after the Closing Date, as such business is and has been normally conducted;

(l)	The Articles of Power Grow permit it to carry on its present business and to enter into this Agreement;

(m)
The performance of this Agreement will not be in violation of the Articles of Power Grow or any agreement to which Power Grow is a party and will not give any person any right to terminate or cancel any agreement or any right enjoyed by Power Grow and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Power Grow;

(n)	Power Grow holds all permits, licences, registrations and authorizations necessary for it to conduct its business;

(o)	Power Grow is not in violation of any federal, state, municipal or other law, regulation or order of any government or regulatory authority;

(p)	Power Grow has filed with the appropriate government agencies all tax or information returns and tax reports required to be filed, and such filings are substantially true, complete and correct;

(q)	All federal, state, municipal, foreign, sales, property or excise or other taxes whether or not yet due have been fully paid or adequately provided for;

(r)	The corporate records and minute books of Power Grow contain complete and accurate minutes of all meetings of the directors and shareholders of Power Grow held since incorporation;

(s)	All material transactions of Power Grow have been promptly and properly recorded or filed in or with its respective books and records; and

(t)
Power Grow has complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, employment standards and workers' compensation.

3. SALE OF SHARES

On the Closing Date, upon the terms and conditions herein set forth, the purchasers agree to purchase a 100% undivided right, title and interest in and to the Shares, inclusive of all tangible and intangible assets and liabilities as described in item B (a), (b), (c), (d) and in attached schedule (1) to this agreement, in consideration of purchasers delivering to Pro-Tech share certificates, accompanied by duly executed Irrevocable Powers of Attorney to transfer the share certificates, representing a total of 3,000,000 common shares in the capital of Pro-Tech registered and beneficially owned by the purchasers.

4. CLOSING

The sale and purchase of the Share shall be closed at the office of Pro-Tech at 10:00 A.M. (Vancouver time) on July 20, 2005 or on such other date or at such other place as may be agreed upon by the parties (the “Closing Date”).

5. ACTIONS BY THE PARTIES PENDING CLOSING

From and after the date hereof and until the Closing Date, Pro-Tech and the purchasers covenant and agree that:

(a)
Pro-Tech and purchasers, and their authorized representatives, shall have full access during normal business hours to all documents of Pro-Tech and purchasers and each party shall furnish to the other party or its authorized representatives all information with respect to the affairs and business of Pro-Tech and purchaser as the parties may reasonably request;

(b)
Pro-Tech and purchasers shall conduct their business diligently and substantially in the manner previously conducted and Pro-Tech and purchasers shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, except with the prior written consent of the other party. Neither Pro-Tech nor purchaser shall enter into any contract or commitment to purchase or sell any assets or engage in any transaction not in the usual and ordinary course of business without the prior written consent of the other party;

(c)	Without the prior written consent of the other party, neither Pro-Tech nor purchaser shall increase or decrease the compensation provided to its employees, officers, directors or agents;

(d)
Neither Pro-Tech nor purchaser will amend its Articles of Incorporation or Bylaws, or make any changes in its respective authorized or issued capital without the prior written approval of the other party;

(e)	Neither Pro-Tech nor purchasers shall act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation; and

(f)	Neither Pro-Tech nor purchasers will declare or pay any dividend or make any distribution,

directly or indirectly, in respect of their respective capital stock, nor will they directly or indirectly redeem, purchase, sell or otherwise acquire or dispose of shares in their respective capital stock.

6. CONDITIONS PRECEDENT TO PURCHASERS’ OBLIGATIONS

Each and every obligation of the purchasers to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by purchasers:

(a)
The representations and warranties made by Pro-Tech in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	Pro-Tech shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them by the Closing Date;

(c)
Pro-Tech shall have provided the purchasers with the opportunity to review all of Pro-Tech’s relevant financial records and purchasers shall be satisfied with such review as purchasers may determine in its sole opinion;

(d)	Pro-Tech shall have obtained the necessary consent of its shareholders to effect the transactions contemplated herein;

(e)	Pro-Tech shall deliver to purchaser:

(i)
a certified true copies of resolutions of Pro-Tech and Power Grow’s Board of Directors authorizing the transfer of the Shares from Pro-Tech to purchasers, the registration of the Shares in the name of the purchasers and the issuance of two (2) share certificates representing the Shares in the name of the purchasers;

(ii) share certificates representing the Shares issued in the name of Pro-Tech accompanied by duly executed Irrevocable Powers of Attorney to transfer the Shares to purchaser; and

(iii) a share certificate or certificates registered in the name of the purchasers, signed by the President of Pro-Tech, representing the Shares.

7. CONDITIONS PRECEDENT TO PRO-TECH’S OBLIGATIONS

Each and every obligation of Pro-Tech and power Grow to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by the Pro-Tech:

(a)
The representations and warranties made by purchasers in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	The purchasers shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by its by the Closing Date;

8. FURTHER ASSURANCES

The parties hereto covenant and agree to do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

9. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

10. NOTICE

10.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered by hand to either party at their respective addresses first noted above.

10.2 Either party may time to time by notice in writing change its address for the purpose of this section.

11. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

12. TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

13. SCHEDULES

The schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

14. SEVERABILITY

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. APPLICABLE LAW

The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws prevailing in the Province of British Columbia. The parties hereto agree to attorn to the jurisdiction of the Courts of the Province of British Columbia.

16. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

PRO-TECH HOLDINGS LTD.

Per: Robert Hoegler	___________________
Authorized Signatory	JASON BLEULER

__________________
NICK BRUSATORE
POWER GROW SYSTEMS LTD.

Per: Jason Bleuler
Authorized Signatory